Mail Stop 4561

      May 25, 2005



Michael A. Hartley
Chief Financial Officer
LMR Land Company, Ltd.
3310 West End Avenue, Suite 490
Nashville, Tennessee  37203

      Re:	LMR Land Company, Ltd.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 29, 2005
      	File No. 0-16727

Dear Mr. Hartley:

We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,



      Steven Jacobs
      Branch Chief



??

??

??

??

Michael A. Hartley
LMR Land Company, Ltd.
May 25, 2005
Page 3